EXHIBIT 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of AquaVenture Holdings Limited (“AquaVenture” or the “Company”), AUC Acquisition Holdings LLC (“AUC”) and Pure Health Solutions, Inc. (“PHSI”) after giving effect to: (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, (iv) the post combination payoff of certain factored contracts of PHSI accounted for as a secured borrowing, and (iv) applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information (collectively, the “Pro Forma Transactions”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to the Pro Forma Transactions as if they had occurred on January 1, 2018.

The pro forma adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Pro Forma Transactions actually been consummated on the date indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

The unaudited pro forma condensed combined financial information reflects the AUC and PHSI acquisitions accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the purchase price exceeds the estimated fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The pro forma purchase price adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired.

The unaudited pro forma condensed combined financial information and the related notes hereto should be read in conjunction with the following:

•

the historical consolidated financial statements of the Company and its subsidiaries contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 11, 2019;

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AUC’s historical consolidated financial statements for the fiscal year ended December 31, 2017 included in Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on January 4, 2019 and AUC’s unaudited interim financial statements for the nine months ended September 30, 2018 and 2017, included in Exhibit 99.1 to this Current Report on Form 8-K; and

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PHSI’s historical consolidated financial statements for the fiscal year ended December 31, 2017 and unaudited interim financial statements for the nine months ended September 30, 2018 and 2017 included in Exhibits 99.1 and 99.2, respectively, to the Company’s Current Report on Form 8-K/A filed with the SEC on February 27, 2019.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(In Thousands)

		AUC			Pro Forma, as	PHSI
	AquaVenture	Historical	Pro Forma		Adjusted for	Historical	Pro Forma		Pro Forma
	Historical	(as adjusted)	Adjustments		AUC Acquisition	(as adjusted)	Adjustments		Combined
Revenues:
Bulk water	$57,262	$—	$—		$57,262	$—	$—		$57,262
Rental	64,216	9,106	39	(a)	73,361	7,268	—		80,629
Product sales	20,105	7,822	(2,917)	(a)	25,010	13,517	—		38,527
Financing	4,025	158	—		4,183	—	—		4,183
Total revenues	145,608	17,086	(2,878)		159,816	20,785	—		180,601
Cost of revenues:
Bulk water	26,516	—	—		26,516	—	—		26,516
Rental	28,025	3,154	—		31,179	2,098	15	(f)	33,292
Product sales	13,565	6,815	(1,762)	(a)	18,618	6,557	—		25,175
Total cost of revenues	68,106	9,969	(1,762)		76,313	8,655	15		84,983
Gross profit	77,502	7,117	(1,116)		83,503	12,130	(15)		95,618
Selling, general and administrative expenses	83,645	3,201	(528)	(b)	86,318	17,129	(999)	(g)	102,448
(Loss) income from operations	(6,143)	3,916	(588)		(2,815)	(4,999)	984		(6,830)
Other expense:
Interest expense, net	(15,046)	(2,118)	(5,283)	(c)	(22,447)	(2,955)	2,587	(h)	(22,815)
Other (expense) income, net	(850)	—	—		(850)	23	—		(827)
(Loss) income before income tax expense	(22,039)	1,798	(5,871)		(26,112)	(7,931)	3,571		(30,472)
Income tax expense (benefit)	(1,311)	387	(1,233)	(d)	(2,157)	644	911	(i)	(602)
Net (loss) income	(20,728)	1,411	(4,638)		(23,955)	(8,575)	2,660		(29,870)
Other comprehensive income:
Foreign currency translation adjustment	(404)	—	—		(404)	—	—		(404)
Comprehensive (loss) income	$(21,132)	$1,411	$(4,638)		$(24,359)	$(8,575)	$2,660		$(30,274)

Loss per share – basic and diluted	$(0.78)				$(0.90)				$(1.12)

Weighted-average shares outstanding – basic and diluted	26,583		122	(e)	26,705				26,705

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.    Description of Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of AquaVenture,  AUC and PHSI.

Description of Transactions

On November 1, 2018, AquaVenture Holdings Inc., a wholly owned subsidiary of AquaVenture, acquired all of the issued and outstanding membership interests of AUC Acquisition Holdings (“AUC”), a provider of wastewater treatment and water reuse solutions based in Houston, Texas, pursuant to a membership interest purchase agreement. The aggregate purchase price, which is subject to final adjustments as provided in the purchase agreement, was $130.9 million, including $127.0 million cash (including final working capital adjustment), approximately 122 thousand ordinary shares of AquaVenture, or $2.0 million, and $1.9 million of acquisition contingent consideration. The acquisition contingent consideration is recorded at its estimated fair value with the ultimate payout based upon the future collection of assumed receivables. The undiscounted range of outcomes for the acquisition contingent consideration is $0 to $2.0 million.

On November 1, 2018, the Company entered into the Third Amendment to Credit Agreement (the “Amended Corporate Credit Agreement”) with a syndicate of lenders, including Deutsche Bank AG, London Branch, Citibank, N.A., Sequoia IDF Asset Holdings S.A., Comvest Capital IV, L.P., and Comvest Capital IV (Luxembourg) Master Fund, SCSP (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent for the Lenders. Proceeds from the Amended Corporate Credit Agreement were used to partially fund the acquisition of AUC.  The Amended Corporate Credit Agreement: (i) added AquaVenture Holdings, Inc. as a borrower, (ii) increased its borrowings by $110 million to an aggregate principal amount of $260 million, (iii) reduced the interest rate on both the variable and fixed interest portions for the original $150 million borrowings by 50 basis points, and (iv) amended certain financial covenant requirements. Of the incremental borrowing of $110 million, $70 million bears interest at a variable rate of LIBOR plus 5.5% with a LIBOR floor of 1.0%, and the remaining $40 million bears interest at a fixed rate of 8.7%. The principal is due in full in August 2021 and is non-amortizing.

On December 18, 2018, Quench USA, Inc., a wholly-owned subsidiary of AquaVenture Holdings Limited (“Quench”) acquired all of the issued and outstanding shares of Pure Health Solutions, Inc. (“PHSI”) pursuant to a stock purchase agreement (“PHSI Acquisition”). PHSI, which is based outside of Chicago, is a leading provider of filtered water coolers and related services through direct and indirect sales channels. The Company paid approximately $57.0 million, in the aggregate, which included approximately $39.5 million of cash related to the purchase price of PHSI, net of an estimated adjustment to reduce the purchase price of $1.2 million, and approximately $17.5 million of cash accounted for as a post-combination payoff of factored contract liabilities accounted for as a secured borrowing. The factored contract liabilities were adjusted to fair value as of the acquisition date based on the present value of the factored contract liabilities using a discount rate of approximately 7% and any penalties associated with the payoff, which was accounted for as a post combination transaction.

Commencing on December 18, 2018, the Company initiated a restructuring of the PHSI organization which included the reduction of headcount for PHSI executive management and other employee positions determined to be duplicative with those at Quench USA, Inc. Certain of the positions were backfilled with additional positions at Quench USA, Inc. depending on the needs of the business. The restructuring was determined to be a post-combination transaction. As a result of the restructuring, the Company incurred a restructuring-related charge, related to severance, termination benefits and related taxes, of approximately $0.9 million during the fourth quarter of 2018 and expects to incur an additional charge of $0.1 million through the second quarter of 2019. As of December 31, 2018, the Company had accrued approximately $0.8 million within accrued expenses on the consolidated balance sheets which is expected to be paid during 2019.  The effects of the restructuring were not included in the unaudited pro forma adjustments as it was not determined to be factually supported for historical periods.

Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, and (iv) the post-combination payoff of certain factored contracts accounted for as a secured borrowing; (b) factually supportable; and (c) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments related to the AUC and PHSI acquisitions are preliminary and based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the preliminary purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed as of the actual closing date of the transaction. The unaudited pro forma adjustments related to the financing are preliminary in nature and reflect the Company’s best estimates of the proceeds and related interest assumptions at the time of the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to (i) the acquisition of AUC, (ii) the AUC acquisition related financing, (iii) the acquisition of PHSI, and (iv) the post-combination payoff of certain factored contracts accounted for as a secured borrowing as if they had occurred on January 1, 2018.

For PHSI, the historical financial statements are derived from the unaudited statement of operations for the period from January 1, 2018 through December 17, 2018. For AUC, the historical financial statements are derived from the unaudited statement of operations for the period from January 1, 2018 through November 1, 2018.

2.    Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared using the significant accounting policies set forth in the Company’s annual report filed on Form 10-K for the year ended December 31, 2018.

Except as discussed below, the Company has not identified any significant differences in the accounting policies used by the Company, AUC or PHSI in the preparation of the unaudited pro forma condensed combined financial information.

Revenues and Contract Costs

The Company adopted Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers and Subtopic 340-40 Other Assets and Deferred Costs – Contracts with Customers (collectively, “New Guidance”) on a full retrospective basis on January 1, 2018. AUC, a private company, had not yet been required to adopt the New Guidance, and as a result, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 includes the impact of the New Guidance on the AUC historical financial information. There was no material impact on the PHSI historical financial information and, therefore, no adjustments were made within the pro forma condensed combined financial information for PHSI’s adoption.

The impacts of the adoption on AUC’s primary sources of revenue and related costs are as follows:

Services and contract revenue. Services and contract revenue includes services related to the construction of wastewater treatment plants, which includes both equipment sales and installation services, and installation services related to the leasing of modular wastewater treatment plants. For the construction of wastewater treatment plants, AUC has historically accounted for these contracts on a percentage of completion basis as services are performed. Revenue recognition begins as costs are incurred on the construction of the wastewater treatment plant, which is typically prior to the delivery of the equipment to the customer site.  Under the New Guidance, AUC determined that the equipment sales and installation services are considered a single performance obligation as the installation services are not considered distinct in the context of the agreement and are integral to the functionality of the equipment. Revenues for the construction of wastewater treatment plants is recognized as revenue as the construction is performed, using the input method, which typically begins once the equipment is delivered to the customer site, which is the point at which control of the wastewater treatment plant construction has been transferred to the customer.  As a result, the timing of revenue recognition under the New Guidance will commence at a later date than under the previous revenue recognition standard.

Installation services related to the leasing of modular wastewater treatment plants can be both embedded within a lease agreement or explicit in a separate contract with a third party. For contracts in which the installation services are embedded within a lease agreement, AUC has historically allocated the revenue under the contract based on the relative fair value of the installation services and lease of equipment. AUC determined the installation services were a non-lease component of the contract with revenues being recognized on a percentage of completion basis as services are performed. Long-term receivables, which were established for the revenue recognized for the non-lease component, were amortized over the lease term as the cash from the customer was received and allocated. Revenues allocated to the lease component were recognized over the lease term. Under the New Guidance, AUC determined the installation services embedded within a lease agreement, which are performed prior to lease commencement, do not meet the definition of a separate performance obligation as the services are not capable of being distinct within the context of the agreement. As a result, AUC will account for the installation services as a component of the lease and revenues for the entire contract, including both the installation and lease of equipment, will be recognized on a straight-line basis over the lease term.

Contract Costs. Historically, AUC has not recognized initial direct costs for contracts. Upon the adoption of the New Guidance and the conclusions reached with respect to installation services embedded within a lease agreement, the costs related to the installation services were determined to be an initial direct cost of the contract and, as a result, should be deferred and amortized over the initial term of the lease. The initial direct costs generally include contracted services, direct labor, materials, and allocable overhead directly related to resources required to install the related wastewater treatment equipment.

Reclassifications

Certain amounts in the historical consolidated financial statements of AUC and PHSI have been reclassified within the “as adjusted” column in the unaudited pro forma condensed combined financial information so that presentation would conform with AquaVenture’s financial statement presentation and existing financial statement line items. These reclassifications have no effect on previously reported total assets, total liabilities, shareholders’ equity, or net income (loss) of AUC, PHSI or AquaVenture.

These reclassifications include certain amounts reallocated between financial statement line items, including the reclassification of amortization expense for intangible assets to selling, general and administrative expenses from other expense, as historically reported by AUC.

3.    Preliminary Purchase Price Allocation

Pure Health Solutions, Inc.

On December 18, 2018, Quench acquired all of the issued and outstanding shares of PHSI pursuant to a stock purchase agreement (“PHSI Acquisition”). PHSI, which is based outside of Chicago, is a leading provider of filtered water coolers and related services through direct and indirect sales channels. The Company paid approximately $57.0 million, in the aggregate, which included approximately $39.5 million of cash related to the purchase price of PHSI, net of an estimated adjustment to reduce the purchase price of $1.2 million, and approximately $17.5 million of cash accounted for as a post-combination payoff of factored contract liabilities accounted for as a secured borrowing. The factored contract liabilities were adjusted to fair value as of the acquisition date based on the present value of the factored contract liabilities using a discount rate of approximately 7% and any penalties associated with the payoff, which was accounted for as a post combination transaction.

The following table summarizes the preliminary purchase price allocated to the fair value of assets acquired, including intangibles recorded in conjunction with the business combination, and liabilities assumed (in thousands):

Assets acquired:
Cash and cash equivalents	$260
Trade receivables	1,167
Inventory	2,606
Prepaid expenses and other current assets	447
Property, plant and equipment	6,410
Deferred tax asset	108
Identified intangible assets	31,550
Goodwill	20,374
Total assets acquired	62,922
Liabilities assumed:
Accounts payable and accrued liabilities	(22,652)
Deferred revenue	(329)
Other long-term liabilities	(450)
Total liabilities assumed	(23,431)
Total purchase price	$39,491

Intangibles identified and valued related to the transaction include customer relationships, trade names and non-compete agreements. The final valuation of the intangibles identified is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.   There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth above. The estimated fair value of the customer relationships was determined using the multi-period excess earnings method which is based on the present value of expected cash flows generated by the revenues under the contract with the customer. The estimated fair value of the trade names was determined using the relief from royalty method which is based on the present value of royalty fees derived from projected revenues. The estimated fair value of the non-compete agreements was determined using the comparative business valuation method which is based on the present value of potential revenue and cash flow loss.

The estimated weighted average useful life for customer relationships, trade names, and non-compete agreements is 20 years, 12 years, and 5 years, respectively.

Goodwill is composed of the acquired workforce and synergies not valued, and is not deductible for tax purposes.

AUC Acquisition Holdings LLC

On November 1, 2018, AquaVenture Holdings Inc., a wholly owned subsidiary of AquaVenture, acquired all of the issued and outstanding membership interests of AUC, a provider of wastewater treatment and water reuse solutions based in Houston, Texas, pursuant to a membership interest purchase agreement. The aggregate purchase price, which is subject to final adjustments as provided in the purchase agreement, was $130.9 million, including $127.0 million cash (including final working capital adjustment), approximately 122 thousand ordinary shares of AquaVenture, or $2.0 million, and $1.9 million of acquisition contingent consideration. The acquisition contingent consideration is recorded at its estimated fair value with the ultimate payout based upon the future collection of assumed receivables. The undiscounted range of outcomes for the acquisition contingent consideration is $0 to $2.0 million.

Of the $127.0 million of cash purchase price, approximately $110.0 million was funded from the proceeds of the Amended Corporate Credit Agreement while the remaining $17.0  million was funded from existing cash and cash equivalents.

The following table summarizes the preliminary purchase price allocated to the fair value of assets acquired, including intangibles recorded in conjunction with the business combination, and liabilities assumed (in thousands):

Assets acquired:
Cash and cash equivalents	$849
Trade receivables	1,763
Inventory	2,642
Current portion of long-term receivables	521
Prepaid expenses and other current assets	1,673
Property, plant and equipment	32,266
Other assets	25
Long-term receivables	306
Indentified intangible assets	47,310
Goodwill	63,041
Total assets acquired	150,396
Liabilities assumed:
Accounts payable and accrued liabilities	(4,286)
Deferred revenue	(1,021)
Other long-term liabilities	(1,706)
Deferred tax liability	(12,483)
Total liabilities assumed	(19,496)
Total purchase price	$130,900

Intangibles identified and valued related to the transaction include customer relationships, trade names, non-compete agreements and backlog. The final valuation of the intangibles identified is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth above. The estimated fair value of the customer relationships was determined using the multi-period excess earnings method which is based on the present value of expected cash flows generated by the revenues under the contract with the customer. The estimated fair value of the trade names was determined using the relief from royalty method which is based on the present value of royalty fees derived from projected revenues. The estimated fair value of the non-compete agreements was determined using the comparative business valuation method which is based on the present value of potential revenue and cash flow loss. The estimated fair value of the backlog, which represents revenues and the related profit for contracts executed but not yet completed, was determined using the multi-period excess earnings method.

The estimated weighted average useful life for customer relationships, trade names, non-compete agreements and backlogs is 20 years, 15 years, 4.9 years, and 0.7 years, respectively.

Goodwill is composed of the acquired workforce and synergies not valued, and is not deductible for tax purposes.

4.    Unaudited Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2018:

(a)    New guidance adoption adjustments related to the timing and classification of revenue recognized. In addition, cost of revenues has been adjusted for the timing of certain costs incurred and for the classification of certain costs as contract costs, which are deferred and amortized, for certain contracts.

(b)    The net decrease to selling, general and administrative expenses of $0.5 million was composed of the following: (i) a reduction of $1.1 million of AUC’s historical amortization expense related to intangible assets; (ii) an increase of $2.4 million of amortization expense related to the estimated fair value assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis;  and (iii) a reduction of acquisition-related expenditures incurred and presented in the historical financial statements of AquaVenture and AUC of $1.3 million and $0.6 million, respectively.

(c)    The increase to interest expense, net, of $5.3 million was composed of the following: (i) a reduction of $2.1 million of AUC’s historical interest expense as the long-term debt of AUC was repaid concurrent with the closing of the AUC acquisition; and (ii) an increase of $7.4 million related to interest expense from both the $110 million of incremental debt used to finance part of the acquisition of AUC at a weighted-average interest rate of 8.0% and the amortization of deferred financing fees using the effective interest method over the term of the Amended Corporate Credit Agreement. A 1/8% change in the weighted-average interest rate during the period would result in a $140 thousand change to pre-tax loss.

(d)    To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of AUC of 21% for the year ended December 31, 2018.

(e)    Represents the increase in the weighted-average shares outstanding – basic and diluted from the issuance of 121,956 AquaVenture ordinary shares in the acquisition of AUC.

(f)    The increase of rental cost of revenues was due to the increase of $15 thousand to depreciation expense for the fair value adjustments made to certain property, plant and equipment in PHSI purchase accounting.

(g)    The net decrease to selling, general and administrative expenses of $1.0 million was composed of the following: (i) a reduction of $1.2 million of PHSI’s historical amortization expense related to intangible assets; (ii) an increase of $2.2 million of amortization expense related to the estimated fair value assigned to the identifiable intangibles assets calculated using the estimated useful lives assigned, as identified in Note 3, on a straight-line basis; (iii) a reduction of acquisition-related expenditures incurred and presented in the historical financial statements of AquaVenture and PHSI of $0.9 million and $0.4 million, respectively; and (iv) a decrease of $0.6 million related to PHSI’s historical amortization of deferred lease costs for lease contracts entered into prior to January 1, 2018 as the balance was not deemed an asset in purchase accounting and, therefore, no longer subject to amortization.

(h)    The decrease to interest expense, net, of $2.6 million composed of the following: (i) a reduction of $1.4 million of PHSI’s historical interest expense as the long-term debt of PHSI was repaid concurrent with the closing of the PHSI acquisition and (ii) a reduction of $1.2 million of PHSI’s historical interest expense as a result of the post-combination payoff of the factored contract liabilities which were recorded at present value using a discount rate of approximately 7% and accreted to interest expense over the term of the liability.

(i)    To record the tax effects of the unaudited pro forma adjustments calculated using the statutory tax rate of PHSI of 25.5% for the year ended December 31, 2018.